CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Searchlight Minerals Corp.

Henderson, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-132929, 333-163502 and 333-169993) and Form S-8 (Nos. 333-106624, 333-85984 and 333-169994) of Searchlight Minerals Corp. of our reports dated March 29, 2013, relating to the consolidated financial statements, and the effectiveness of Searchlight Minerals Corp.’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Las Vegas, Nevada

March 29, 2013